Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 Jan. 27, 2017 FOR IMMEDIATE RELEASE

NextEra Energy reports 2016 fourth-quarter and full-year financial results

•	NextEra Energy achieves strong 2016 results; extends outlook through 2020

•	Florida Power & Light Company executes on growth and regulatory initiatives, grows regulatory capital by 8.3 percent and continues delivering outstanding customer value

•	NextEra Energy Resources has record year, delivering approximately 2.5 gigawatts of new contracted renewables in 2016

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported 2016 fourth-quarter net income attributable to NextEra Energy on a GAAP basis of $966 million, or $2.06 per share, compared to $507 million, or $1.10 per share, in the fourth quarter of 2015. On an adjusted basis, NextEra Energy's 2016 fourth-quarter earnings were $566 million, or $1.21 per share, compared to $539 million, or $1.17 per share, in the fourth quarter of 2015.

For the full year 2016, NextEra Energy reported net income attributable to NextEra Energy on a GAAP basis of $2.912 billion, or $6.25 per share, compared to $2.752 billion, or $6.06 per share, in 2015. On an adjusted basis, NextEra Energy's full-year 2016 earnings were $2.884 billion, or $6.19 per share, compared to $2.599 billion, or $5.71 per share, in 2015, which represents year-over-year growth in adjusted earnings per share of 8.4 percent.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, the net effect of other than temporary impairments (OTTI) on certain investments, operating results from the Spain solar project and merger-related expenses. Adjusted earnings for 2016 also exclude the gains on the sale of natural gas generation facilities.

NextEra Energy's management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, analysis of performance, reporting of results to the board of directors and as an input in determining performance-based compensation under the company's employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy's fundamental earnings power. A reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure, is included in the attachments to this news release.

"Our performance during 2016 was strong both financially and operationally, highlighted by outstanding execution on our initiatives all across the board," said Jim Robo, chairman and chief executive officer of NextEra Energy. "We grew 2016 adjusted earnings per share by 8.4 percent and delivered total shareholder return of 18.4 percent that not only beat the S&P Utility Index, but also the S&P 500. That continues a trend since 2005 during which we've delivered compounded annual growth in adjusted earnings per share of more than 8 percent. At FPL, we were pleased to reach a fair and balanced outcome related to our base rate case, while continuing to deliver on what we believe is one of the best customer value propositions in the nation. NextEra Energy Resources also had a very successful year, expanding its renewables portfolio through the addition of approximately 2,500 megawatts of new wind and solar projects. This was not only a record year for the business, but we also believe was the most wind and solar megawatts ever added in North America in one year by one company. We are extremely proud of our long-term track record of providing growth and value creation opportunities for our shareholders and are committed to continuing that track record going forward. With this in mind, we are extending our financial expectations out through 2020, based on the overall strength and diversity of our growth prospects."

Florida Power & Light Company
NextEra Energy's principal rate-regulated utility subsidiary, Florida Power & Light Company (FPL), reported fourth-quarter 2016 net income of $371 million, or $0.79 per share, compared to $365 million, or $0.79 per share, for the prior-year quarter. For the full year 2016, net income was $1.7 billion, or $3.71 per share, compared to $1.6 billion, or $3.63 per share, in 2015.

FPL's growth was driven by continued investments in clean, efficient, modernized generation, as well as a stronger and smarter grid, to further improve the already outstanding efficiency and reliability of its system. FPL's capital expenditures were approximately $837 million in the fourth quarter of 2016, bringing full-year capital investments to approximately $3.9 billion. Regulatory capital employed in 2016 grew 8.3 percent, compared to the prior year.

During the fourth quarter of 2016, milder weather had a negative year-over-year impact on usage per customer of approximately 5.1 percent and Hurricane Matthew had a comparable negative impact of 0.8 percent. Excluding these factors, fourth-quarter 2016 retail sales increased 0.4 percent on a weather-normalized basis, which reflects continued customer growth, partially offset by lower underlying usage per customer. During the fourth quarter of 2016, FPL averaged approximately 64,000 more customer accounts on an annualized basis.

For the full year 2016, retail sales reflect negative year-over-year impacts of 2.1 percent from weather and 0.2 percent from Hurricane Matthew. FPL's 2016 retail sales growth on a weather-normalized basis was 1.5 percent, primarily driven by the impact of continued customer growth.

Over the course of 2016, FPL continued to strengthen and deliver a customer value proposition that includes high reliability, award-winning customer service, a clean emissions profile and a typical residential customer bill that is among the lowest in Florida and the nation. In 2016, FPL achieved its best-ever service reliability performance. Additionally, FPL was recognized as having the best comprehensive reliability in the U.S. by PA Consulting Group, Inc., marking the second consecutive year the company has received the national award. FPL also received the top ranking for residential customer satisfaction among large electric providers in the southern U.S., and second-highest in the nation among all large electric providers, according to the J.D. Power 2016 Electric Utility Residential Customer Satisfaction StudySM. In addition, the Edison Electric Institute awarded FPL its "Emergency Recovery" and "Emergency Assistance" awards for the company's outstanding restoration efforts after Hurricanes Hermine and Matthew and for assisting neighbor utility, Jacksonville Electric Authority, in its recovery efforts after Matthew.

In 2016, FPL continued to make solid progress on its major capital projects, including the construction of the Port Everglades Clean Energy Center, which was completed on budget and two months ahead of schedule. The new clean energy center, capable of producing 1,237 megawatts (MW) of electricity, was commissioned in April 2016. In addition, FPL roughly tripled its solar capacity during the year, installing more than 1 million solar panels that make up three new universal solar energy centers, which together represent approximately 225 MW of generating capacity. The newly completed solar plants - the FPL Babcock Ranch Solar Energy Center, the FPL Citrus Solar Energy Center and the FPL Manatee Solar Energy Center - were all built on time, under budget and cost-effectively. The three new solar energy centers began generating power for FPL customers in late December, consistent with its strategy of making smart investments that generate affordable clean energy for customers and add to the fuel diversity of its fleet.

In December, FPL retired the Cedar Bay Generating Plant, a 250-MW coal-fired facility located in Jacksonville, Florida. The plant's closure will save FPL customers more than $70 million and prevent nearly 1 million tons of carbon emissions annually. FPL purchased the plant in 2015 with the intention of phasing it out of service as a part of the company's ongoing strategy of modernizing its system by investing in clean, highly fuel-efficient power generation, while retiring older, less fuel-efficient plants that use coal and oil.

Last fall, the Florida Public Service Commission (PSC) approved FPL's plan to purchase and phase out another coal-fired power plant, the Indiantown Cogeneration facility. The purchase, which was completed earlier this month, is projected to save FPL customers an estimated $129 million and prevent more than 657,000 tons of carbon dioxide emissions annually, further expanding upon FPL's position as the clean energy leader in Florida and among the leading clean energy companies nationwide. The company's innovative approach to clean, fuel-efficient generation has saved FPL customers more than $8 billion in fuel costs and prevented 95 million tons of carbon emissions since 2001.
In November, the Florida PSC unanimously approved a comprehensive four-year base rate settlement agreement that is expected to keep FPL's typical customer bills lower than they were in 2006 through at least the end of 2020. The settlement agreement, which went into effect in January 2017 and positions FPL to continue executing on its strategy of continuously improving its customer value proposition, supports ongoing investments in FPL's infrastructure. These investments include the implementation of innovative technologies that help reduce and shorten outages, generate power more efficiently, improve fuel efficiency and reduce air emissions. One example is the construction of the 1,748-MW Okeechobee Clean Energy Center that is expected to achieve commercial operation in 2019. The forward-looking agreement also positions Florida for a significant expansion of solar energy, enabling FPL to adjust base rates to accommodate up to 300 MW of new solar capacity annually during the agreement’s four-year term. In 2017, FPL plans to build four new universal solar power plants and install several innovative solar energy systems in local communities, extending its position as the leader in solar generation in Florida.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a fourth-quarter 2016 contribution to net income attributable to NextEra Energy on a GAAP basis of $360 million, or $0.77 per share, compared to $156 million, or $0.34 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources' earnings for the fourth quarter of 2016 were $191 million, or $0.41 per share, compared to $185 million, or $0.40 per share, for the fourth quarter of 2015. For the full year 2016, NextEra Energy Resources reported net income attributable to NextEra Energy on a GAAP basis of $1.125 billion, or $2.41 per share, compared to $1.092 billion, or $2.41 per share, in 2015. On an adjusted basis, NextEra Energy Resources' earnings for the full year 2016 were $1.090 billion, or $2.33 per share, compared to $926 million, or $2.04 per share, for the full year 2015.

NextEra Energy Resources' contribution to adjusted earnings per share in the fourth quarter of 2016 was roughly flat, compared to the comparable prior-year quarter, primarily reflecting contributions from new investments being offset by lower results from existing generation assets, as well as higher corporate and interest expenses.

For the full year 2016, NextEra Energy Resources' contribution to adjusted earnings per share increased $0.29 year-over-year. Growth was driven by strong benefits from continued new additions to the renewables portfolio, which added $0.47 per share, and positive contributions of $0.16 per share from new natural gas pipeline projects.

Partially offsetting the growth in the business was a decline of $0.12 per share in contributions from existing generation assets, primarily reflecting the ongoing impact of the roll-off of production tax credits. Contributions from upstream gas infrastructure activities declined by $0.16 cents per share, primarily driven by the full-year impact of increased depreciation expense reflecting higher depletion rates. This essentially offset the positive impact of $0.17 per share from the elimination of the Texas Pipelines' contingent earn-out liability. All other effects had a negative impact of $0.23 per share, mostly driven by a year-over-year increase in interest expense, reflecting continued growth in the business, and the effects of share dilution.

In 2016, NextEra Energy Resources had an excellent year for its development and construction programs. Its 2015-2016 renewables development program of approximately 4,000 MW marked the most successful two-year period for renewables development in the company's history. Last year, NextEra Energy Resources added approximately 2,500 MW of new wind and solar projects, which was a record year for the business and what the company believes to be the most wind and solar megawatts ever added in North America in one year by one company. In addition, the team delivered a strong origination performance, adding approximately 3,500 MW of new renewables projects, including roughly 1,600 MW of repowering opportunities within NextEra Energy Resources' existing U.S. wind portfolio.

The development activities of NextEra Energy Resources' natural gas pipeline projects remain on track. The Sabal Trail Transmission and Florida Southeast Connection pipeline projects commenced full construction activities in 2016, with operations expected to begin in mid-2017. The Mountain Valley Pipeline joint venture continues to progress through the permitting process with the Federal Energy Regulatory Commission, with commercial operations expected to commence by year-end 2018.

Corporate and Other
In the fourth quarter of 2016 on a GAAP basis, Corporate and Other earnings increased $0.53 per share, compared to the comparable prior-year quarter. On an adjusted basis, Corporate and Other earnings for the fourth quarter of 2016 increased $0.03 per share, compared to the prior-year quarter. For the full year 2016, Corporate and Other earnings increased $0.11 per share on a GAAP basis, compared to 2015. On an adjusted basis, full-year 2016 Corporate and Other earnings increased $0.11 per share year-over-year.

During the year, NextEra Energy announced proposed transactions which, if approved, would result in NextEra Energy owning 100 percent of Oncor Electric Delivery Company LLC (Oncor). On July 29, 2016, NextEra Energy announced its proposed acquisition of the approximately 80 percent interest in Oncor, which is indirectly held by Energy Future Holdings Corp. (EFH). On Oct. 31, 2016, NextEra Energy announced the proposed merger of a NextEra Energy affiliate with Texas Transmission Holdings Corporation (TTHC), including TTHC's approximately 20 percent indirect interest in Oncor. The proposed transactions have a combined enterprise value of approximately $18.7 billion, assuming a 100 percent ownership interest in Oncor by NextEra Energy.

Bringing together two of the most experienced and well-respected utility leaders in North America, the proposed combination would provide Oncor with a financially strong, utility-focused owner that shares Oncor's commitment to affordable, reliable service and has demonstrated the ability to serve Texas in an efficient and cost-effective manner. In addition, NextEra Energy's partnership with Oncor would further its long-term and already-significant commitment to the state of Texas.

Together with Oncor, NextEra Energy filed a joint application with the Public Utility Commission of Texas (PUC) on Oct. 31, 2016, seeking approval of the proposed transactions. The proposed combination is subject to approval by the Texas PUC, bankruptcy court confirmation of EFH's plan of reorganization, receipt of a supplemental Private Letter Ruling from the IRS and other specified conditions. NextEra Energy continues to expect the transactions to close in the first half of 2017.

NextEra Energy and NextEra Energy Partners' agreement to modify incentive distribution rights fees
NextEra Energy and NextEra Energy Partners announced a structural modification to the incentive distribution rights fees. Benefiting both NextEra Energy shareholders and NextEra Energy Partners common unitholders, the agreement is expected to reduce the partnership's equity needs and extend NextEra Energy Partners' distribution growth runway.

Outlook
NextEra Energy expects adjusted earnings per share to be in the range of $6.35 to $6.85 for 2017 and is increasing its previously announced range for 2018 from $6.60 to $7.10 to $6.80 to $7.30.

In addition, based on the strength and diversity of its growth prospects, NextEra Energy is extending its financial expectations by two years, from 2018 to 2020. NextEra Energy expects a compound annual growth rate in adjusted earnings per share to be in a range of 6 to 8 percent through 2020, off a 2016 base.

NextEra Energy's expectations are subject to the usual caveats, including but not limited to normal weather and operating conditions.

NextEra Energy's adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources' nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project, merger-related expenses and the gain on the sale of FPL FiberNet in 2017. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's 2016 fourth-quarter and full-year earnings conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be the 2016 fourth-quarter and full-year financial results for NextEra Energy Partners, LP (NYSE: NEP). The listen-only webcast will be available on NextEra Energy's website by accessing the following link: www.NextEraEnergy.com/investors. The news release and slides accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $16.2 billion, approximately 45,900 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP), and approximately 14,700 employees in 30 states and Canada as of year-end 2016. Headquartered in Juno Beach, Florida, NextEra Energy's principal subsidiaries are Florida Power & Light

Company, which serves approximately 4.9 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world's largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune's 2016 list of "World's Most Admired Companies." For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

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Cautionary Statements and Risk Factors That May Affect Future Results
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this news release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, and statements concerning future dividends. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to, or elimination of, governmental incentives or policies that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations, interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra

Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP’s (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with NextEra Energy Resources’ and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy Resources’ and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of credit providers to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; NEP’s inability to access sources of capital on commercially reasonable terms could have an effect on its ability to consummate future acquisitions and on the value of NextEra Energy’s limited partner interest in NextEra Energy Operating Partners, LP; and effects of disruptions, uncertainty or volatility in the credit and capital markets on the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2015 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended December 31, 2016	FPL	NEER	Corporate and Other(1)	NextEra Energy
Operating Revenues	$2,558	$1,052	$89	$3,699
Operating Expenses (Income)
Fuel, purchased power and interchange	741	189	6	936
Other operations and maintenance	397	482	36	915
Merger-related	—	—	5	5
Depreciation and amortization	445	360	10	815
Losses (gains) on disposal of assets - net	(1)	(188)	1	(188)
Taxes other than income taxes and other - net	282	1	7	290
Total operating expenses - net	1,864	844	65	2,773
Operating Income (Loss)	694	208	24	926
Other Income (Deductions)
Interest expense	(113)	134	366	387
Benefits associated with differential membership interests - net	—	90	—	90
Equity in earnings of equity method investees	—	2	—	2
Allowance for equity funds used during construction	19	4	1	24
Interest income	—	17	4	21
Gains on disposal of investments and other property - net	—	4	—	4
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(4)	—	(4)
Revaluation of contingent consideration	—	71	—	71
Other - net	(1)	16	(15)	—
Total other income (deductions) - net	(95)	334	356	595
Income (Loss) before Income Taxes	599	542	380	1,521
Income Tax Expense (Benefit)	228	131	145	504
Net Income (Loss)	371	411	235	1,017
Less Net Income Attributable to Noncontrolling Interests	—	51	—	51
Net Income (Loss) Attributable to NextEra Energy, Inc.	$371	$360	$235	$966
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$371	$360	$235	$966
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	(79)	(391)	(470)
Loss (income) from other than temporary impairments - net (3)	—	(5)	—	(5)
Gains on sale of natural gas generation facilities(4)	—	(191)	—	(191)
Operating loss (income) of Spain solar projects(5)	—	7	—	7
Merger-related expenses(6)	—	—	5	5
Less related income tax expense (benefit)	—	99	155	254
Adjusted Earnings (Loss)	$371	$191	$4	$566
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$0.79	$0.77	$0.50	$2.06
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	(0.17)	(0.83)	(1.00)
Loss (income) from other than temporary impairments - net (3)	—	(0.01)	—	(0.01)
Gains on sale of natural gas generation facilities(4)	—	(0.41)	—	(0.41)
Operating loss (income) of Spain solar projects(5)	—	0.02	—	0.02
Merger-related expenses(6)	—	—	0.01	0.01
Less related income tax expense (benefit)	—	0.21	0.33	0.54
Adjusted Earnings (Loss) Per Share	$0.79	$0.41	$0.01	$1.21
Weighted-average shares outstanding (assuming dilution)				469
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) After tax impact on adjusted earnings by segment is $0, ($61), ($235), ($296), respectively, or $0, ($0.13), ($0.50), ($0.63) per share.
(3) After tax impact on adjusted earnings is ($3) or ($0.01) per share.
(4) After tax impact on adjusted earnings is $0, ($112), ($1), ($113) or 0, ($0.24), 0, ($0.24) per share.
(5) After tax impact on adjusted earnings is $7 or $0.02 per share.
(6) After tax impact on adjusted earnings is $5 or $0.01 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended December 31, 2015	FPL	NEER	Corporate and Other(1)	NextEra Energy
Operating Revenues	$2,839	$1,129	$101	$4,069
Operating Expenses (Income)
Fuel, purchased power and interchange	978	184	14	1,176
Other operations and maintenance	470	413	32	915
Merger-related	—	—	6	6
Depreciation and amortization	422	309	19	750
Losses (gains) on disposal of assets - net	(1)	(2)	4	1
Taxes other than income taxes and other - net	296	43	6	345
Total operating expenses - net	2,165	947	81	3,193
Operating Income (Loss)	674	182	20	876
Other Income (Deductions)
Interest expense	(108)	(154)	(37)	(299)
Benefits associated with differential membership interests - net	—	65	—	65
Equity in earnings of equity method investees	—	19	2	21
Allowance for equity funds used during construction	22	1	—	23
Interest income	4	4	13	21
Gains on disposal of investments and other property - net	1	47	—	48
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(8)	—	(8)
Revaluation of contingent consideration	—	—	—	—
Other - net	1	11	(2)	10
Total other income (deductions) - net	(80)	(15)	(24)	(119)
Income (Loss) before Income Taxes	594	167	(4)	757
Income Tax Expense (Benefit)	229	8	10	247
Net Income (Loss)	365	159	(14)	510
Less Net Income Attributable to Noncontrolling Interests	—	3	—	3
Net Income (Loss) Attributable to NextEra Energy, Inc.	$365	$156	$(14)	$507
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$365	$156	$(14)	$507
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	42	—	42
Loss (income) from other than temporary impairments - net (3)	—	(1)	—	(1)
Operating loss (income) of Spain solar projects(4)	—	1	—	1
Merger-related expenses(5)	—	—	6	6
Less related income tax expense (benefit)	—	(13)	(3)	(16)
Adjusted Earnings (Loss)	$365	$185	$(11)	$539
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$0.79	$0.34	$(0.03)	$1.10
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	0.09	—	0.09
Loss (income) from other than temporary impairments - net (3)	—	—	—	—
Operating loss (income) of Spain solar projects(4)	—	—	—	—
Merger-related expenses(5)	—	—	0.01	0.01
Less related income tax expense (benefit)	—	(0.03)	—	(0.03)
Adjusted Earnings (Loss) Per Share	$0.79	$0.40	$(0.02)	$1.17
Weighted-average shares outstanding (assuming dilution)				462
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) After tax impact on adjusted earnings by segment is $0, $28, ($1), ($27), respectively, or $0, $0.06, 0, $0.6 per share.
(3) After tax impact on adjusted earnings is $0 or $.0 per share.
(4) After tax impact on adjusted earnings is $1 or $0 per share.
(5) After tax impact on adjusted earnings is $4 or $.01 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2016	FPL	NEER	Corporate and Other(1)	NextEra Energy
Operating Revenues	$10,895	$4,893	$367	$16,155
Operating Expenses (Income)
Fuel, purchased power and interchange	3,297	706	39	4,042
Other operations and maintenance	1,600	1,658	131	3,389
Merger-related	—	—	135	135
Depreciation and amortization	1,651	1,366	60	3,077
Losses (gains) on disposal of assets - net	(6)	(444)	4	(446)
Taxes other than income taxes and other - net	1,195	133	22	1,350
Total operating expenses - net	7,737	3,419	391	11,547
Operating Income (Loss)	3,158	1,474	(24)	4,608
Other Income (Deductions)
Interest expense	(456)	(732)	95	(1,093)
Benefits associated with differential membership interests - net	—	309	—	309
Equity in earnings of equity method investees	—	119	29	148
Allowance for equity funds used during construction	74	11	1	86
Interest income	2	34	46	82
Gains on disposal of investments and other property - net	—	40	—	40
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(23)	—	(23)
Revaluation of contingent consideration	—	189	—	189
Other - net	—	39	3	42
Total other income (deductions) - net	(380)	(14)	174	(220)
Income (Loss) before Income Taxes	2,778	1,460	150	4,388
Income Tax Expense (Benefit)	1,051	242	90	1,383
Net Income (Loss)	1,727	1,218	60	3,005
Less Net Income Attributable to Noncontrolling Interests	—	93	—	93
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,727	$1,125	$60	$2,912
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,727	$1,125	$60	$2,912
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	336	(228)	108
Loss (income) from other than temporary impairments - net(3)	—	5	—	5
Resolution of contingencies related to a previous asset sale(4)	—	(9)	—	(9)
Gains on sale of natural gas generation facilities(5)	—	(445)	—	(445)
Operating loss (income) of Spain solar projects(6)	—	12	—	12
Merger-related expenses(7)	—	—	135	135
Less related income tax expense (benefit)	—	66	100	166
Adjusted Earnings (Loss)	$1,727	$1,090	$67	$2,884
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$3.71	$2.41	$0.13	$6.25
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	0.72	(0.49)	0.23
Loss (income) from other than temporary impairments - net(3)	—	—	—	—
Resolution of contingencies related to a previous asset sale(4)	—	(0.02)	—	(0.02)
Gains on sale of natural gas generation facilities(5)	—	(0.95)	—	(0.95)
Operating loss (income) of Spain solar projects(6)	—	0.03	—	0.03
Merger-related expenses(7)	—	—	0.29	0.29
Less related income tax expense (benefit)	—	0.14	0.22	0.36
Adjusted Earnings (Loss) Per Share	$3.71	$2.33	$0.15	$6.19
Weighted-average shares outstanding (assuming dilution)				466
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) After tax impact on adjusted earnings by segment is $0, $233, ($141), $92, respectively, or $0, $0.50, ($0.30), $0.20 per share.
(3) After tax impact on adjusted earnings is $0, $2, ($1), $1; or $0 per share.
(4) After tax impact on adjusted earnings is ($5), or ($0.01) per share.
(5) After tax impact on adjusted earnings is $0, ($276), $57, ($219) or $0, ($0.59), $0.12, ($0.47) per share.
(6) After tax impact on adjusted earnings is $11, or $0.02 per share.
(7) After tax impact on adjusted earnings is $92, or $0.20 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2015	FPL	NEER	Corporate and Other(1)	NextEra Energy
Operating Revenues	$11,651	$5,444	$391	$17,486
Operating Expenses (Income)
Fuel, purchased power and interchange	4,276	988	63	5,327
Other operations and maintenance	1,617	1,531	121	3,269
Merger-related	—	—	26	26
Depreciation and amortization	1,576	1,183	72	2,831
Losses (gains) on disposal of assets - net	(6)	(1)	11	4
Taxes other than income taxes and other - net	1,211	164	22	1,397
Total operating expenses - net	8,674	3,865	315	12,854
Operating Income (Loss)	2,977	1,579	76	4,632
Other Income (Deductions)
Interest expense	(445)	(625)	(141)	(1,211)
Benefits associated with differential membership interests - net	—	216	—	216
Equity in earnings of equity method investees	—	103	4	107
Allowance for equity funds used during construction	68	2	—	70
Interest income	7	28	51	86
Gains on disposal of investments and other property - net	1	89	—	90
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(40)	—	(40)
Revaluation of contingent consideration	—	—	—	—
Other - net	(3)	39	4	40
Total other income (deductions) - net	(372)	(188)	(82)	(642)
Income (Loss) before Income Taxes	2,605	1,391	(6)	3,990
Income Tax Expense (Benefit)	957	289	(18)	1,228
Net Income (Loss)	1,648	1,102	12	2,762
Less Net Income Attributable to Noncontrolling Interests	—	10	—	10
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,648	$1,092	$12	$2,752
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,648	$1,092	$12	$2,752
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	(290)	—	(290)
Loss (income) from other than temporary impairments - net (3)	—	21	—	21
Operating loss (income) of Spain solar projects(4)	—	(5)	—	(5)
Merger-related expenses(5)	—	—	26	26
Less related income tax expense (benefit)	—	108	(13)	95
Adjusted Earnings (Loss)	$1,648	$926	$25	$2,599
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$3.63	$2.41	$0.02	$6.06
Adjustments - pretax
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(2)	—	(0.64)	—	(0.64)
Loss (income) from other than temporary impairments - net (3)	—	0.05	—	0.05
Operating loss (income) of Spain solar projects(4)	—	(0.01)	—	(0.01)
Merger-related expenses(5)	—	—	0.06	0.06
Less related income tax expense (benefit)	—	0.23	(0.04)	0.19
Adjusted Earnings (Loss) Per Share	$3.63	$2.04	$0.04	$5.71
Weighted-average shares outstanding (assuming dilution)				454
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) After tax impact on adjusted earnings by segment is $0, ($175), ($8), ($183), respectively, or $0, ($0.39), ($.02), ($0.41) per share.
(3) After tax impact on adjusted earnings is $0, $14, $1, $15 or $0, $0.03, 0, $.03 per share.
(4) After tax impact on adjusted earnings is ($5), or ($0.01) per share.
(5) After tax impact on adjusted earnings is $20, or $0.04 per share.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions) (unaudited)		Preliminary
December 31, 2016	FPL	NEER	Corporate and Other(1)	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$44,966	$34,158	$1,026	$80,150
Nuclear fuel	1,308	823	—	2,131
Construction work in progress	2,039	2,663	30	4,732
Accumulated depreciation and amortization	(12,304)	(7,655)	(142)	(20,101)
Total property, plant and equipment - net	36,009	29,989	914	66,912
Current Assets
Cash and cash equivalents	33	603	656	1,292
Customer receivables, net of allowances	768	986	30	1,784
Other receivables	148	572	(65)	655
Materials, supplies and fossil fuel inventory	851	438	—	1,289
Regulatory assets	524	—	—	524
Derivatives	209	505	171	885
Assets held for sale	—	—	452	452
Other	213	312	3	528
Total current assets	2,746	3,416	1,247	7,409
Other Assets
Special use funds	3,665	1,769	—	5,434
Other investments	4	2,158	320	2,482
Prepaid benefit costs	1,301	—	(124)	1,177
Regulatory assets	1,573	9	312	1,894
Derivatives	—	1,287	63	1,350
Other	203	3,115	17	3,335
Total other assets	6,746	8,338	588	15,672
Total Assets	$45,501	$41,743	$2,749	$89,993
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	8,332	7,725	(7,109)	8,948
Retained earnings	6,875	9,281	(698)	15,458
Accumulated other comprehensive income (loss)	—	27	(97)	(70)
Total common shareholders' equity	16,580	17,033	(9,272)	24,341
Noncontrolling interests	—	990	—	990
Total equity	16,580	18,023	(9,272)	25,331
Long-term debt	9,705	8,631	9,482	27,818
Total capitalization	26,285	26,654	210	53,149
Current Liabilities
Commercial paper	268	—	—	268
Other short-term debt	150	—	—	150
Current maturities of long-term debt	367	513	1,724	2,604
Accounts payable	837	2,645	(35)	3,447
Customer deposits	466	4	—	470
Accrued interest and taxes	240	309	(69)	480
Derivatives	1	329	74	404
Accrued construction-related expenditures	262	855	3	1,120
Regulatory liabilities	294	—	5	299
Liabilities associated with assets held for sale	—	—	451	451
Other	496	615	115	1,226
Total current liabilities	3,381	5,270	2,268	10,919
Other Liabilities and Deferred Credits
Asset retirement obligations	1,920	816	—	2,736
Deferred income taxes	8,541	2,685	(125)	11,101
Regulatory liabilities	4,893	—	13	4,906
Derivatives	—	436	41	477
Deferral related to differential membership interests	—	4,656	—	4,656
Other	481	1,226	342	2,049
Total other liabilities and deferred credits	15,835	9,819	271	25,925
Commitments and Contingencies
Total Capitalization and Liabilities	$45,501	$41,743	$2,749	$89,993
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets		Preliminary
(millions)
(unaudited)
December 31, 2015	FPL	NEER	Corporate and Other(1)	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$41,227	$29,833	$1,546	$72,606
Nuclear fuel	1,306	761	—	2,067
Construction work in progress	2,850	2,746	61	5,657
Accumulated depreciation and amortization	(11,862)	(6,640)	(442)	(18,944)
Total property, plant and equipment - net	33,521	26,700	1,165	61,386
Current Assets
Cash and cash equivalents	23	490	58	571
Customer receivables, net of allowances	849	861	74	1,784
Other receivables	123	485	(127)	481
Materials, supplies and fossil fuel inventory	826	428	5	1,259
Regulatory assets	502	—	1	503
Derivatives	3	698	11	712
Assets held for sale	—	1,009	—	1,009
Other	181	286	9	476
Total current assets	2,507	4,257	31	6,795
Other Assets
Special use funds	3,504	1,634	—	5,138
Other investments	4	993	789	1,786
Prepaid benefit costs	1,243	—	(88)	1,155
Regulatory assets	1,513	2	263	1,778
Derivatives	1	1,195	6	1,202
Other	230	2,866	143	3,239
Total other assets	6,495	6,690	1,113	14,298
Total Assets	$42,523	$37,647	$2,309	$82,479
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,733	8,117	(7,254)	8,596
Retained earnings	6,447	8,109	(416)	14,140
Accumulated other comprehensive income (loss)	—	(80)	(87)	(167)
Total common shareholders' equity	15,553	16,146	(9,125)	22,574
Noncontrolling interests	—	538	—	538
Total equity	15,553	16,684	(9,125)	23,112
Long-term debt	9,956	6,825	9,900	26,681
Total capitalization	25,509	23,509	775	49,793
Current Liabilities
Commercial paper	56	—	318	374
Other short-term debt	100	112	200	412
Current maturities of long-term debt	64	1,489	667	2,220
Accounts payable	664	1,889	(24)	2,529
Customer deposits	469	4	—	473
Accrued interest and taxes	279	155	15	449
Derivatives	222	651	9	882
Accrued construction-related expenditures	240	670	11	921
Regulatory liabilities	12	—	2	14
Liabilities associated with assets held for sale	—	992	—	992
Other	343	381	117	841
Total current liabilities	2,449	6,343	1,315	10,107
Other Liabilities and Deferred Credits
Asset retirement obligations	1,822	647	—	2,469
Deferred income taxes	7,730	2,263	(166)	9,827
Regulatory liabilities	4,595	—	11	4,606
Derivatives	—	401	129	530
Deferral related to differential membership interests	—	3,142	—	3,142
Other	418	1,342	245	2,005
Total other liabilities and deferred credits	14,565	7,795	219	22,579
Commitments and Contingencies
Total Capitalization and Liabilities	$42,523	$37,647	$2,309	$82,479
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2016	FPL	NEER	Corporate and Other(1)	NextEra Energy
Cash Flows From Operating Activities
Net income	$1,727	$1,218	$60	$3,005
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,651	1,366	60	3,077
Nuclear fuel and other amortization	218	63	19	300
Unrealized losses (gains) on marked to market derivative contracts - net	—	201	(245)	(44)
Foreign currency transaction losses (gains)	—	(3)	16	13
Deferred income taxes	932	149	149	1,230
Purchased power agreement termination	—	—	—	—
Benefits associated with differential membership interests - net	—	(309)	—	(309)
Losses (gains) on disposal of assets - net	—	(492)	2	(490)
Recoverable storm-related costs	(223)	—	—	(223)
Other - net	136	(212)	76	—
Changes in operating assets and liabilities:
Current assets	26	(178)	32	(120)
Noncurrent assets	(31)	(8)	(28)	(67)
Current liabilities	16	135	(175)	(24)
Noncurrent liabilities	(86)	37	37	(12)
Net cash provided by operating activities	4,366	1,967	3	6,336
Cash Flows From Investing Activities
Capital expenditures of FPL	(3,776)	—	—	(3,776)
Independent power and other investments of NEER	—	(5,396)	—	(5,396)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	335	—	335
Nuclear fuel purchases	(158)	(125)	—	(283)
Other capital expenditures and other investments	—	—	(181)	(181)
Sale of independent power and other investments of NEER	—	658	—	658
Proceeds from sale or maturity of securities in special use funds and other investments	2,495	996	285	3,776
Purchases of securities in special use funds and other investments	(2,506)	(1,034)	(289)	(3,829)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	645	—	645
Other - net	(15)	(50)	6	(59)
Net cash used in investing activities	(3,960)	(3,971)	(179)	(8,110)
Cash Flows From Financing Activities
Issuances of long-term debt	309	2,505	2,843	5,657
Retirements of long-term debt	(262)	(1,715)	(1,333)	(3,310)
Proceeds from differential membership investors	—	1,859	—	1,859
Payments to differential membership investors	—	(122)	—	(122)
Proceeds from other short-term debt	500	—	—	500
Repayments of other short-term debt	(450)	(12)	(200)	(662)
Net change in commercial paper	212	—	(318)	(106)
Issuances of common stock - net	—	—	537	537
Dividends on common stock	—	—	(1,612)	(1,612)
Dividends & capital distributions from (to) parent - net	(700)	(261)	961	—
Other - net	(5)	(137)	(104)	(246)
Net cash provided by (used in) financing activities	(396)	2,117	774	2,495
Net increase (decrease) in cash and cash equivalents	10	113	598	721
Cash and cash equivalents at beginning of year	23	490	58	571
Cash and cash equivalents at end of year	$33	$603	$656	$1,292
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2015	FPL	NEER	Corporate and Other(1)	NextEra Energy
Cash Flows From Operating Activities
Net income	$1,648	$1,102	$12	$2,762
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,576	1,183	72	2,831
Nuclear fuel and other amortization	209	145	18	372
Unrealized losses (gains) on marked to market derivative contracts - net	—	(337)	—	(337)
Foreign currency transaction losses (gains)	—	—	—	—
Deferred income taxes	504	671	(13)	1,162
Purchased power agreement termination	(521)	—	—	(521)
Benefits associated with differential membership interests - net	—	(216)	—	(216)
Losses (gains) on disposal of assets - net	—	(90)	1	(89)
Recoverable storm-related costs	—	—	—	—
Other - net	120	43	81	244
Changes in operating assets and liabilities:
Current assets	(89)	199	(36)	74
Noncurrent assets	(53)	(26)	(27)	(106)
Current liabilities	40	(245)	268	63
Noncurrent liabilities	(41)	(83)	1	(123)
Net cash provided by operating activities	3,393	2,346	377	6,116
Cash Flows From Investing Activities
Capital expenditures of FPL	(3,428)	—	—	(3,428)
Independent power and other investments of NEER	—	(4,505)	—	(4,505)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	8	—	8
Nuclear fuel purchases	(205)	(156)	—	(361)
Other capital expenditures and other investments	—	—	(83)	(83)
Sale of independent power and other investments of NEER	—	52	—	52
Proceeds from sale or maturity of securities in special use funds and other investments	3,731	918	202	4,851
Purchases of securities in special use funds and other investments	(3,792)	(951)	(239)	(4,982)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	345	—	345
Other - net	19	73	6	98
Net cash used in investing activities	(3,675)	(4,216)	(114)	(8,005)
Cash Flows From Financing Activities
Issuances of long-term debt	1,084	2,714	1,974	5,772
Retirements of long-term debt	(551)	(1,562)	(1,859)	(3,972)
Proceeds from differential membership investors	—	761	—	761
Payments to differential membership investors	—	(92)	—	(92)
Proceeds from other short-term debt	100	425	700	1,225
Repayments of other short-term debt	—	(313)	(500)	(813)
Net change in commercial paper	(1,086)	—	318	(768)
Issuances of common stock - net	—	—	1,298	1,298
Dividends on common stock	—	—	(1,385)	(1,385)
Dividends & capital distributions from (to) parent - net	754	(46)	(708)	—
Other - net	(10)	(63)	(70)	(143)
Net cash provided by (used in) financing activities	291	1,824	(232)	1,883
Net increase (decrease) in cash and cash equivalents	9	(46)	31	(6)
Cash and cash equivalents at beginning of year	14	536	27	577
Cash and cash equivalents at end of year	$23	$490	$58	$571
————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
	First Quarter		Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date
2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.45		$1.59	$1.93	$1.10	$6.06

FPL - 2015 Earnings Per Share	$0.80		$0.97	$1.07	$0.79	$3.63
New investment growth	0.04		0.08	0.07	0.09	0.28
Cost recovery clause results	0.02		0.01	0.01	(0.01)	0.02
Allowance for funds used during construction	0.03		(0.01)	(0.01)	(0.01)	0.01
Woodford revenue refund	—		(0.03)	—	—	(0.03)
Wholesale operations	0.01		—	—	—	0.01
Other and share dilution	(0.05)		(0.06)	(0.03)	(0.07)	(0.21)
FPL - 2016 Earnings Per Share	$0.85		$0.96	$1.11	$0.79	$3.71

NEER - 2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.62		$0.61	$0.83	$0.34	$2.41
New investments	0.14		0.19	0.16	0.14	0.63
Existing assets	0.04		(0.02)	(0.02)	(0.09)	(0.12)
Gas infrastructure	—		(0.02)	(0.09)	(0.06)	(0.16)
Customer supply and proprietary power & gas trading	(0.04)		(0.01)	—	0.01	(0.03)
Revaluation of contingent consideration	—		—	0.11	0.06	0.17
Non-qualifying hedges impact	(0.22)		(0.57)	(0.29)	0.19	(0.89)
Resolution of contingencies related to a previous asset sale	0.01		—	—	—	0.01
Gains on sales of natural gas generation facilities (see related additional tax effects in Corporate and Other below)	—		0.35	—	0.24	0.59
Spain operating results	—		—	(0.02)	(0.02)	(0.03)
Change in other than temporary impairment losses - net	(0.01)		0.01	0.03	0.01	0.03
Interest and corporate general and administrative expenses	(0.05)		(0.04)	(0.04)	(0.09)	(0.22)
Other, including income taxes and share dilution	(0.01)		—	(0.01)	0.04	0.02
NEER - 2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.48		$0.50	$0.66	$0.77	$2.41

Corporate and Other - 2015 Earnings (Loss) Per Share	$0.03		$0.01	$0.03	$(0.03)	$0.02
Non-qualifying hedges impact	—		(0.21)	—	0.50	0.28
Gains on sales of natural gas generation facilities	—		(0.13)	—	—	(0.12)
Merger-related expenses	—		0.01	(0.17)	—	(0.16)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	0.05	(1)	0.02	(0.01)	0.03	0.11
Corporate and Other - 2016 Earnings (Loss) Per Share	$0.08		$(0.30)	$(0.15)	$0.50	$0.13

2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.41		$1.16	$1.62	$2.06	$6.25

(1) Reflects the first-quarter 2016 favorable impact of approximately $0.04 per share of the adoption in the second quarter of 2016 of an accounting standards update related to stock-based compensation.

Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

The sum of the quarterly amounts may not equal the total for the year due to rounding.

Reconciliation of GAAP CAGR to Adjusted CAGR:
	2005		2016	CAGR
Earnings Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$2.34		$6.25	9.34%
Net unrealized mark-to-market losses associated with non-qualifying hedges	0.47		see p.10 for
Less related income tax benefit	(0.18)		adjustments
Adjusted Earnings Per Share	$2.63		$6.19	8.09%

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

Preliminary
December 31, 2016	Per Books	Adjusted(1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$3,460	$1,730
Debentures, related to NextEra Energy's equity units	2,200
Project debt:
Natural gas-fired assets	36
Wind assets	4,228	1,607
Solar	2,975	1,202
Other	1,520	743
Storm Securitization Debt	210
Other(2)		519
Other long-term debt, including current maturities, and short-term debt(3)	16,556	16,556
Unamortized debt issuance costs	(345)
Total debt per Balance Sheet	30,840	22,357
Junior Subordinated Debentures		1,730
Debentures, related to NextEra Energy's equity units		2,200
Total equity	25,331	25,331
Total capitalization, including debt due within one year	$56,171	$51,618
Debt ratio	55%	43%

December 31, 2015	Per Books	Adjusted(1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,200
Project debt:
Natural gas-fired assets	497
Wind assets	4,009	1,728
Solar	2,954	1,192
Other	1,657	610
Storm Securitization Debt	273
Other(2)		1,249
Other long-term debt, including current maturities, and short-term debt(3)	16,421	16,421
Unamortized debt issuance costs	(302)
Total debt per Balance Sheet	29,687	22,689
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,200
Total equity	23,112	23,112
Total capitalization, including debt due within one year	$52,799	$48,490
Debt ratio	56%	47%
————————————

(1)	Adjusted debt calculation is based on NextEra's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest offset by surplus cash.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

Preliminary
	Quarter			Year-to-Date
Periods ending December 31	2016	2015	% change	2016	2015	% change
Energy sales (million kWh)
Residential	13,218	14,232	(7.1)%	58,687	58,846	(0.3)%
Commercial	11,417	11,952	(4.5)%	47,355	47,369	—%
Industrial	762	763	(0.1)%	3,059	3,042	0.6%
Public authorities	139	145	(4.1)%	562	563	(0.2)%
Increase (decrease) in unbilled sales	(169)	(237)	28.7%	(214)	507	(142.2)%
Total retail	25,367	26,855	(5.5)%	109,449	110,327	(0.8)%
Electric utilities	1,349	1,613	(16.4)%	6,549	6,730	(2.7)%
Interchange power sales	677	518	30.7%	2,994	2,975	0.6%
Total	27,393	28,986	(5.5)%	118,992	120,032	(0.9)%

Average price (cents/kWh)(1)
Residential	10.15	10.66	(4.8)%	10.22	10.77	(5.1)%
Commercial	8.20	8.65	(5.2)%	8.19	8.75	(6.4)%
Industrial	6.05	6.61	(8.5)%	6.11	6.69	(8.7)%
Total	9.02	9.48	(4.9)%	9.06	9.61	(5.7)%

Average customer accounts (000s)
Residential	4,303	4,247	1.3%	4,284	4,227	1.3%
Commercial	543	535	1.5%	540	533	1.3%
Industrial	12	12	—%	12	11	9.1%
Other	4	4	—%	4	4	—%
Total	4,862	4,798	1.3%	4,840	4,775	1.4%

	December
	2016	2015	% change
End of period customer accounts (000s)
Residential	4,309	4,255	1.3%
Commercial	544	536	1.5%
Industrial	12	12	—%
Other	4	3	33.3%
Total	4,869	4,806	1.3%

	2016	Normal	2015
Three Months Ended December 31,
Cooling degree-days(2)	383	324	473
Heating degree-days(2)	32	106	4
Twelve Months Ended December 31,
Cooling degree-days(2)	2,158	1,982	2,312
Heating degree-days(2)	272	368	190
______________________

(1)	Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses.
(2)	Cooling degree days above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.